Exhibit 10 (B) (9)

                              CONSULTING AGREEMENT
                              --------------------


     This Consulting Agreement (this "Agreement"), dated as of the 30th day of October, 1997, is by and between Chemfab Corporation, a Delaware Corporation with its principal place of business at 701 Daniel Webster Highway, Merrimack, New Hampshire, on behalf of itself and each of its subsidiaries (hereinafter, individually and collectively, the "Company"), and Dr. Nicholas Pappas, an individual residing at 606 Swallow Hollow Road, Wilmington, Delaware 19807 (hereinafter, "Consultant").

     WHEREAS, the Company desires to extend and broaden its technologies, business operations and commercial activities to improve and expand its existing products; develop new applications and markets for its existing technologies; and develop or acquire materials, products, processes, applications and capabilities that are materially different from, but synergistic with, those currently produced, sold, practiced, and used by the Company (such initiatives collectively herein the "Growth Initiatives").

     WHEREAS, the Company recognizes that such Growth Initiatives will likely best be achieved over time from various sources that are both internal and external to the Company, through, for example, one or more Diversifying Arrangements (as defined in Section 1.1 below);

     WHEREAS, the Company further recognizes that the Growth Initiatives will involve substantial attention to strategic planning in all aspects of the Company's business;

     WHEREAS, Consultant is highly qualified to assist the Company in evaluating strategic considerations and developing strategic plans (herein "Strategic Planning") due to his experience, knowledge and contacts in the field of materials science and in the plastics industry;

     WHEREAS, Consultant has been providing Strategic Planning advice to the Company since approximately the beginning of September 1997, and the Company desires formaly to engage the services of Consultant to assist it in Strategic Planning; and

     WHEREAS, Consultant desires to provide said services to the Company as an independent contractor to the Company;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings hereinafter set forth, the parties hereto agree as follows:

     Section 1. Definitions. For the purposes of this Agreement, the following words and expressions shall have the following meanings:

     Section 1.1 "Diversifying Arrangement" shall mean any Strategic Alliance that materially diversifies or extends the Company's technologies, business operations and/or commercial activities to include materials, products, processes, applications and/or capabilities that are materially different from, but synergistic with, those that are produced, sold, practiced, and used by the Company as of the date hereof.

     Section 1.2 "Strategic Alliance" shall mean transactions such as, but not limited to, business acquisitions, joint ventures and other strategic alliances, licenses, joint development arrangements, joint marketing arrangements or similar arrangements.

     Section 2.     Consulting Relationship.
                    -----------------------

     Section 2.1 Freedom to Contract. Consultant represents that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with this Agreement, and will not disclose to the Company, or use for the Company's benefit, any trade secrets or confidential information now or hereafter in Consultant's possession which is the property of any other party.

     Section 2.2 Independent Contractor. This Agreement shall be construed as an independent contractor's agreement for all purposes. Consultant shall be independent and not an employee of the Company or of any affiliate of the Company, and subject to the provisions of Section 3, Consultant shall control the location and timing of the performance of his services hereunder.
Consultant and the Company are not partners or joint ventures with each other with respect to the matters subject to this Agreement and nothing herein shall be construed so as to make them such partners or joint ventures or to impose any obligation or liability as such on them.

     Section 3.     Services Provided.
                    -----------------

     Section 3.1 Consulting Services. In accordance with the provisions of this Agreement, Consultant shall provide consulting services upon request of the Company at mutually convenient time or times (at an expected average monthly time commitment of approximately 20 hours), specifically by providing suggestions, direction, evaluation and assistance to the Company in Strategic Planning. These consulting services shall be separate from and in addition to Consultant's duties as a Director of the Company, whether as Chairman of the Board, as a Board committee member, or otherwise. Consultant shall provide these consulting services to the Company primarily through telephonic and other communications (and, when convenient for both parties, meetings with the Executive Vice President or the Chief Executive Officer of the Company, and such other Officers as designated by either of them). Consultant hereby accepts such engagement upon the terms and conditions set forth herein.

     Section 3.2 Secretarial Support. The Company shall provide secretarial and administrative support to Consultant on a limited, as-needed basis, particularly during such times as Consultant is performing services at the Company's offices, but only to the extent that such support is reasonably available from existing resources within the Company.

     Section 4.     Compensation, Expenses and Taxes.
                    --------------------------------

     Section 4.1 Consultant Fee and Expenses. The Company shall pay Consultant $10,000 per fiscal quarter for each quarter during which Consultant provides consulting services hereunder, payable in arrears, commencing with the fiscal quarter ending December 28, 1997. For the term of this Agreement, the Company shall reimburse Consultant for documented, reasonable out-of-pocket expenses incurred in the performance of consulting services hereunder, provided that Consultant's requests for reimbursement (together with reasonable supporting documentation) are submitted to the Company within forty-five (45) days after the date on which such expenses were incurred.

     Section 4.2    Grant of Options.
                    ----------------

          (a) As of October 30, 1997, the Company hereby grants Consultant, subject to Sections 4.2(b) and 4.3 below, a non-qualified option (the "Option") to purchase twenty thousand (20,000) shares of the Company's Common Stock, to vest in accordance with the following schedule:

                      Date               Number of Shares
                     --------------     -----------------
                    October 30, 1997         5,000 (25%)
                    October 30, 1998         5,000 (25%)
                    October 30, 1999         5,000 (25%)
                    October 30, 2000         5,000 (25%)

          (b) The Option granted however is subject to the terms and conditions of (I) the Company's Second Amended and Restated 1991 Stock Option Plan, as amended (the "Plan"), (ii) the separate Nonstatutory Stock Option Agreement (Director Consultant form) dated as of October 30, 1997 between the Company and the Consultant; and (iii) the other terms and conditions herein. No Option granted hereunder shall vest after the effective date hereof unless Consultant
(x) continues to serve as of the pertinent vesting date set forth in Section 4.2(a) above (herein, a "Vesting Date"), both as a consultant to the Company and as Chairman of the Board, and (y) in his capacity as Consultant, a director of the Company, or otherwise, is eligible on the date of vesting of such Option to exercise non-qualified stock options under the Plan in effect on such date. The number of shares for which Options are granted pursuant to this Section 4.2, and the number of shares for which any Option is exercisable, shall be automatically adjusted, as appropriate, to account for any stock dividends, stock splits or contractions, reclassifications, or similar changes in the Company's Common Stock.

     Section 4.3 Terms of the Option. Any Option shall (i) be granted pursuant to the Plan as a non-qualified option, (ii) have an exercise price equal to $21.125 and (iii) vest pursuant to Section 4.2(a) above.

     Section 4.4 Responsibility for Taxes. All compensation (including the grant of Options) to be paid to Consultant hereunder shall be paid without deduction or withholding of any federal, state, local or foreign taxes, and Consultant shall be solely responsible for and pay all federal, state, local and foreign taxes due with respect thereto and all other deductions required by law. Consultant agrees to indemnify the Company and hold it harmless from and against any liability, cost or expense (including, without limitation, court costs and attorney's fees) resulting from Consultant's breach of his obligations under this Section 4.4. The Company shall have the right to set off against any payments owing to Consultant any amounts owed to the Company by Consultant as a result of any breach of Consultant's obligations under this Section 4.4.

     Section 5.     Term.
                    -----

     Section 5.1 General. This Agreement shall take effect as of the date first above written, and shall remain in effect for so long as Consultant continue to serve both as a Consultant to the Company and as a director, or until earlier terminated under the provisions of this Section 5. This Agreement may be renewed or extended by mutual written agreement of the parties.

     Section5.2     Survival of Certain Provisions.  The provisions of the
following sections shall survive the termination of this Agreement: 5 and 7. Furthermore, termination of this Agreement shall not affect any other obligations of either party that have accrued prior to or as of the date of termination.

     Section5.3     Termination.  The Company shall have the right upon thirty
(30) days' notice to terminate this Agreement without cause (as defined below), and immediately upon notice to terminate this Agreement with cause (as defined below), with no compensation to accrue or to be owing in respect of any period after the effective date of such termination and no liability of any kind to accrue on account of such termination. For the purposes of this Section 5.3, the term "cause" shall mean a breach of this Agreement by Consultant.

     Section6. Confidentiality and Assignment of Inventions. Simultaneously with the execution of this Agreement, the parties hereto shall enter into an Independent Contractor Confidentiality and Assignment of Inventions Agreement, substantially in the form of Exhibit A hereto (the "Confidentiality Agreement"). Such Confidentiality Agreement shall survive any termination of this Agreement.



     Section7. Provisions of General Application.
               ---------------------------------

     Section7.1     Governing Law.  This Agreement and the rights and
obligations of the parties hereunder shall be construed, interpreted and determined in accordance with the laws of the State of New Hampshire.

     Section7.2     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

     Section7.3     Entire Agreement.  This Agreement, including the
Confidentiality Agreement, represents the entire understanding and agreement between the parties as to the subject matter hereof. No prior, concurrent or subsequent agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement, unless this Agreement is specifically identified in and made subject to such other written agreement.

     Section7.4     Amendment.  This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties hereto.

     Section7.5 Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligation hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

     Section7.6     Headings.  The headings of sections and subsections of this
Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning of any of its provisions.

     Section7.7     Severability.  If any provision of this Agreement shall, in whole or in part, prove to be invalid for any reason, such invalidity shall affect only the portion of such provision which shall be invalid, and in all other respects this Agreement shall stand as if such invalid provision, or the invalid portion thereof, had not been a part hereof.

     Section7.8     Notices and Other Communications.  All notices and other
communications required hereunder shall be effective if in writing and if delivered by hand or set via U.S. mail or telecopier (a) if to Consultant, at his residence address first set forth above, and (b) if to the Company, at its principal business address first set forth above, or to such other persons or addresses as the parties hereto may specify by a written notice to the other from time to time.

     IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized officer, and by Consultant, as of the date first above written.

                                   CHEMFAB CORPORATION



                                   By: /s/ John W. Verbicky
                                      ------------------------------------------
                                             John W. Verbicky
                                             Executive Vice President and
                                             Chief Operating Officer


                                          CONSULTANT


                                    By: /s/ Dr. Nicholas Pappas
                                        ----------------------------------------
                                          Dr. Nicholas Pappas, Individually